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[SYNCHRONOSS LOGO]

                           750 ROUTE 202 SOUTH, SUITE 600, BRIDGEWATER, NJ 08807



Investor Contact:                                 Media Contact:
Tim Dolan                                         Shannon Gotthelf
Integrated Corporate Relations                    MRB Public Relations, Inc.
(203) 682-8200                                    (732) 758-1100 ext. 104
timothy.dolan@icrinc.com                          sgotthelf@mrb-pr.com


NEWS RELEASE:


     SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES SALE OF OVER-ALLOTMENT SHARES

BRIDGEWATER, NJ, (JUNE 30, 2006) - Synchronoss Technologies, Inc. (NASDAQ:
SNCR), a leading software provider of order management solutions to the communications services marketplace, today announced that the underwriters of its initial public offering have exercised in full their over-allotment option to purchase an additional 1,059,908 shares of common stock at the initial public offering price of $8.00 per share. Synchronoss will sell 959,908 shares and existing stockholders will sell 100,000 shares in connection with the exercise of the over-allotment option. Goldman, Sachs & Co. was the sole bookrunner on the Company's initial public offering, with Deutsche Bank Securities serving as the joint lead manager and Thomas Weisel Partners, LLC serving as a co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus may be obtained by contacting:

         Goldman, Sachs & Co.
         Prospectus Department
         85 Broad St., New York, New York 10004
         Phone: (212) 902-1171
         Fax:   (212) 902-9316


ABOUT SYNCHRONOSS
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Synchronoss Technologies, Inc. (www.synchronoss.com) is a leading software provider of order management solutions to the communications services marketplace.
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Synchronoss helps large service providers and their FORTUNE 500 Enterprise
Clients deliver SLA-backed service to their subscribers across wireline, wireless, and broadband networks. Synchronoss' clients include several Tier 1 wireless, wireline, and cable providers such as AT&T, Cablevision Systems Corporation, Cingular Wireless, Clearwire, Level 3 Communications, SunRocket, Time Warner Cable, Verizon Business Solutions, and Vonage. For more information, visit us on the Web at www.synchronoss.com.

SOURCE:  Synchronoss Technologies, Inc.